UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EXXON MOBIL CORPORATION
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Exxon Mobil Corporation	David S. Rosenthal
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, TX 75039-2298	and Secretary

May 6, 2011

Supplemental Information Regarding Item 3 – Advisory Vote on Executive Compensation

Since you are one of ExxonMobil’s key investors, I am writing to you to bring to your attention our concerns with a voting recommendation recently issued by a proxy advisory firm regarding Item 3 – advisory vote on executive compensation (“say on pay”) contained in ExxonMobil’s 2011 proxy.

Institutional Shareholder Services (ISS) has issued a voting recommendation inconsistent with the Board’s recommendation on the say on pay proposal. We believe the ISS recommendation is fundamentally flawed as it is based on a rigid model that fails to take account of ExxonMobil’s individual facts and circumstances.

In particular, ISS fails to recognize the significant performance basis of ExxonMobil’s compensation program and the close link between the compensation program and our business strategy. Most fundamentally, the ISS model inappropriately focuses on short-term performance (1 and 3 years), rather than the significantly longer time periods that are most relevant for ExxonMobil’s business strategy and for evaluating the performance of our executives. We outline the flaws in the ISS approach below and request that you vote “FOR” the say on pay proposal (Item 3) in the proxy.

Emphasis on Short-Term Performance

The ISS recommendation is heavily influenced by a short-term orientation, which is total shareholder return (TSR) on a 1- and 3-year basis. For the reasons explained in our proxy statement and accompanying compensation brochure, ExxonMobil’s business depends on investment lead times ranging from a minimum of five to 10 years, to decades. Our compensation program is tied to the long-term nature of our business, as it should be.

We believe the ISS model is contrary to the best interests of our shareholders, who expect management to deliver long-term sustainable value and to manage risk effectively. To the extent shareholders desire a more meaningful analysis of ExxonMobil TSR against large integrated oil companies, this is provided on page F-79 of the 2010 Financial Statements and Supplemental Information that accompanied distribution of the proxy (the proxy statement and supporting materials are available at exxonmobil.com/proxymaterials).

Narrow Performance Criteria

The ISS model also puts significant emphasis on a single performance metric as described above, i.e., short-term TSR, which is inconsistent with our business model. To preserve and grow shareholder value and to effectively manage the technical complexity and global scope of ExxonMobil, our executives must advance multiple strategies and objectives in parallel, versus emphasizing one or two at the expense of others that require equal attention.

As events last year in the Gulf of Mexico have shown, our business is characterized by significant risk. No mechanistic formula can adequately capture this complex risk management profile. For this reason, the Compensation Committee of the Board uses well-informed judgment when setting compensation, taking into account a broad range of business results over multiple years. The business results and performance metrics that directly affected the compensation of the CEO and other NEOs are fully disclosed on pages 28 and 36 of the Compensation Discussion and Analysis (CD&A) and covered in the supporting brochure issued with the proxy.

Faulty Peer Group

ISS measures the TSR of the Company against about 185 companies with a wide range of different business models and focus areas. We do not believe this group provides a valid or relevant comparison for ExxonMobil for the following reasons:

–	The ISS peer group includes companies a fraction of the size, complexity, and scope of ExxonMobil. For example, both median market capitalization and median sales of these companies are each less than 1% of that of ExxonMobil.

–	The ISS peer group includes companies engaged in entirely different businesses than ExxonMobil, including tug boat operators, helicopter shuttle services, coal mining, and fabrication/construction companies.

ExxonMobil shareholders deserve the opportunity to base their vote on a credible and meaningful analysis and comparison. As outlined in the CD&A of our proxy disclosure (page 35), the appropriate benchmark should be companies that align closely with ExxonMobil’s current business circumstances, including high capital intensity, wide scope of operations, functional complexity and significant global reach.

TSR vs. Total Pay Change

The total compensation profile in the ISS report illustrates that the annual year-over-year change in compensation of the CEO is aligned with annual total shareholder return in three of the four years of the period selected by ISS (in 2008, the Compensation Committee was taking steps to improve alignment of CEO pay with market peers). This analysis is a key element of the ISS assessment model, yet their report on ExxonMobil does not emphasize or clearly make this point. The chart below puts these results in perspective:

	000,000	000,000	000,000	000,000
	FY2007	FY2008	FY2009	FY2010
TSR*	24.3%	-13.2%	-12.6%	10.1%
Total Pay Change**	21.1%	18.5%	-15.7%	6.6%
*	Share price increase plus dividends paid, with dividends reinvested.
**	Reflects year-over-year change in all reported pay elements in the Summary Compensation Table of CD&A.

Performance Basis of Restricted Stock

ISS asserts that ExxonMobil time-vested restricted stock is not performance-based compensation because it is not tied to a formula or targets. This analysis does not recognize the significant pay-for-performance connection that is created when an executive’s net worth is made substantially dependent on long-term share performance. We do this by combining restricted stock with the other supporting design features of stock-based compensation, as described in the proxy and supporting brochure. Furthermore, it does not recognize the key metrics considered by the Compensation Committee in determining the share grants to the CEO and other NEOs which are fully disclosed in the CD&A.

Making executives owners of the Company with restricted stock grants coupled with long holding periods aligned with the investment lead times in our business and meaningful risk of forfeiture is the ultimate form of pay-for-performance. Our restricted stock program puts executives in the same shoes as our long-term shareholders in a way that no formula ever could. Unfortunately, the ISS assessment model fails to recognize this approach.

Conclusion

We hope that after reading the above material, you will have a more meaningful and valid basis for assessing our compensation program than provided by ISS. We request your vote “FOR” the say on pay proposal (Item 3) that was included in our 2011 proxy filing.

I want to thank you in advance for taking the time to read this letter and the supporting documentation related to this important vote. If you have any questions prior to your firm’s proxy voting decisions, please do not hesitate to contact me at 972-444-1538.

Sincerely,

This information is being provided to certain shareholders in addition to ExxonMobil’s proxy statement dated April 13, 2011, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.